Exhibit 99.1

EARNINGS RELEASE

For Immediate Release

Contact: Raymond M. Soto (203) 853-0700

BOLT TECHNOLOGY REPORTS SECOND QUARTER RESULTS;

EIGHTH CONSECUTIVE QUARTER OF RECORD EARNINGS

NORWALK, CT., January 23, 2008 – Bolt Technology Corporation (NASDAQ: BOLT) today announced financial results for the second quarter and the first six months of fiscal year 2008. All share and per share amounts presented in this earnings release have been adjusted to reflect the 3-for-2 stock split which will be distributed on January 30, 2008.

Sales for the second quarter of fiscal 2008, the three months ended December 31, 2007, increased 42% to $17,434,000 compared to $12,267,000 in last year’s second quarter and net income for the quarter increased 52% to $3,600,000 or $0.42 per diluted share compared to $2,370,000 or $0.28 per diluted share in last year’s second quarter.

For the first half of fiscal 2008, the six months ended December 31, 2007, sales increased 47% to $32,695,000 compared to $22,268,000 last year and net income increased 61% to $7,055,000 or $0.82 per diluted share compared to $4,372,000 or $0.51 per diluted share last year.

Raymond M. Soto, Bolt’s chairman, president and CEO, commented, “We are pleased to report that the financial results of our second quarter and first six months of fiscal year 2008 continues the strong growth Bolt has experienced since early in 2006. Sales of our geophysical products during the first six months of fiscal 2008 increased 50% compared to the first six months of fiscal 2007 with sales of Real Time Systems Inc., which we acquired at the beginning of the first quarter of fiscal 2008, accounting for over 26% of such increase. We continue to experience robust order and inquiry activity and our outlook for the remaining six months of fiscal 2008 remains positive.”

Bolt Technology Corporation is a leading worldwide developer and manufacturer of seismic energy sources, seismic source controllers and synchronizers and underwater connectors used in offshore seismic exploration for oil and gas. Bolt also designs, manufactures and sells precision miniature industrial clutches, brakes and electric motors.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These include statements about anticipated financial performance, future revenues and earnings, business prospects, new products, anticipated energy industry activity, anticipated market performance, planned production and shipping of products, expected cash needs and similar matters. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation (i) the risk of technological change relating to the Company’s products and the risk of the Company’s inability to develop new competitive products in a timely manner, (ii) the risk of changes in demand for the Company’s products due to fluctuations in energy industry activity, (iii) the Company’s reliance on certain significant customers, (iv) risks associated with a significant amount of foreign sales, (v) the risk of fluctuations in future operating results, and (vi) other risks detailed in the Company’s filings with the Securities and Exchange Commission. The Company believes that forward-looking statements made by it are based on reasonable expectations. However, no assurances can be given that actual results will not differ materially from those contained in such forward-looking statements. The words “estimate,” “project,” “anticipate,” “expect,” “predict,” “believe,” and similar expressions are intended to identify forward-looking statements.

BOLT TECHNOLOGY CORPORATION

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2007	2006	2007	2006
Sales	$17,434,000	$12,267,000	$32,695,000	$22,268,000
Costs and expenses	12,057,000	8,751,000	22,297,000	15,791,000

Income before income taxes	5,377,000	3,516,000	10,398,000	6,477,000
Provision for income taxes	1,777,000	1,146,000	3,343,000	2,105,000

Net income	$3,600,000	$2,370,000	$7,055,000	$4,372,000

Earnings per share (diluted)	$0.42	$0.28	$0.82	$0.51
Average shares outstanding (diluted)	8,590,000	8,515,000	8,586,000	8,515,000

BOLT TECHNOLOGY CORPORATION

Condensed Consolidated Balance Sheets (Unaudited)

	December 31,			December 31,
	2007	2006		2007	2006
Assets			Liabilities and Stockholders’ Equity
Current Assets			Current Liabilities
Cash and cash equivalents	$5,516,000	$4,836,000	Accounts payable	$4,097,000	$3,591,000
Accounts receivable, net	15,563,000	9,454,000	Accrued expenses	1,563,000	1,770,000
Inventories	14,043,000	10,806,000	Income taxes payable	498,000	457,000
			Customer deposits	—	559,000

Other	852,000	493,000		6,158,000	6,377,000

	35,974,000	25,589,000	Deferred income taxes	559,000	501,000

			Total liabilities	6,717,000	6,878,000
Property and equipment, net	3,854,000	2,923,000
Goodwill and other	14,744,000	11,109,000	Stockholders’ equity	47,855,000	32,743,000

	$54,572,000	$39,621,000		$54,572,000	$39,621,000

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